Exhibit 10.28

HERITAGE BANKSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

WITH MICHAEL S. IVES

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT, (the “Agreement”) by and between HERITAGE BANKSHARES, INC. (together with its affiliates and successors, the “Corporation”) and MICHAEL S. IVES (“Executive”), is made effective this 23rd day of September, 2009.

INTRODUCTION

The Corporation has entered into this Agreement with Executive for the purpose of supplementing the retirement benefits payable to Executive and in recognition of the contribution that Executive has made to the Corporation since his employment in 2005.

This Agreement is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for the Executive who is included within the definition of a “select group of management or highly compensated employees” (as such phrase is used in ERISA.) This Agreement must be administered and construed in a manner that is consistent with that intent.

This Agreement is intended to satisfy the requirements of Code section 409A and Treasury Regulations issued thereunder. Each provision and term of this Agreement should be interpreted, and each action taken hereunder should be carried out, in accordance with that intent.

This Agreement is also intended to comply with the compensation restrictions under the provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) as amended by the American Recovery and Reinvestment Act of 2009 (“AARA”) applicable to financial institutions under the Troubled Asset Relief Program (“TARP”).

ARTICLE I

DEFINITIONS

The following phrases or terms have the indicated meanings:

1.01	Beneficiary

Beneficiary means the person or persons designated in writing by the Executive in a form attached hereto as Schedule A. If the Executive fails to designate a beneficiary in the manner prescribed by the Board, Beneficiary means the Executive’s estate. The Executive may amend or change his Beneficiary designation by submitting a new Schedule A

1.02	Benefit Amount

Benefit Amount means Twenty-Five Thousand Dollars ($25,000.00), which amount shall be and is fully accrued as of the Effective Date.

1.03	Board

Board means the Board of Directors of the Corporation.

1.04	Change in Control

A Change in Control occurs on the first to occur of (i) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; (ii) the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; (iii) a majority of the members of the Board’s being replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) the date that any one person or group acquires assets (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Corporation immediately before such acquisition. This definition of Change in Control shall be interpreted in a manner that is consistent with Treasury Regulation section 1.409A-3(i)(5).

1.05	Code

Code means the Internal Revenue Code of 1986, as amended.

1.06	Disability or Disabled

Disability or Disabled means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.07	Effective Date

The Effective Date of this Agreement is September 23, 2009.

1.08	ERISA

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.09	Separation from Service

Separation from Service means the Executive’s separation from service with the Corporation, within the meaning of Treasury Regulations under Code section 409A, for any reason.

1.10	Specified Employee

Specified Employee means the Executive if, as of December 31 of any calendar year, he satisfies the requirement of Code section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with Treasury Regulations thereunder and disregarding Code section 416(i)(5)). If the Executive meets the criteria set forth in the preceding sentence as of a given December 31, he will be considered a Specified Employee for purposes of this Agreement for the 12-month period commencing on the next following April 1.

ARTICLE II

BENEFITS

2.01	Timing of Payments

(a) If the Executive is continuously employed by the Corporation from the Effective Date through his attainment of age 67, his Benefit Amount shall be paid each year for ten years, in equal monthly installments (i.e., $2,083.33) beginning on the first day of the month following his Separation from Service with the Corporation after attaining age 67, except as provided in Subsections (b), (c), and (d) below. Notwithstanding the foregoing, if the Executive is a Specified Employee on the date of such Separation from Service, the payments described in the preceding sentence shall begin on the first day of the month immediately following the six-month anniversary of the Executive’s Separation from Service. Installments that would have been paid during such six-month period had Executive not been a Specified Employee will be included in the first payment.

(b) If Executive’s employment terminates due to death, or Executive is determined by the Board to be Disabled, Executive’s Benefit Amount shall be paid to Executive or Executive’s Beneficiary each year for ten years, in equal monthly installments (i.e., $2,083.33) beginning on the first day of the month following his death or Disability determination.

(c) If Executive incurs a Separation from Service with the Corporation within two years following a Change in Control, the present value of the sum of all installments of the Benefit Amount to which Executive would otherwise be entitled (calculated as of the Executive’s Separation from Service and using the long term AFR rate as the discount rate) shall be paid in one lump sum payment on the first day of the month following such Separation from Service. Notwithstanding the foregoing, if the Executive is a Specified Employee on the date of his Separation from Service, the payment described in the preceding sentence shall made on the first day of the month immediately following the six-month anniversary of the Executive’s Separation from Service.

(d) If Executive incurs a Separation from Service with the Corporation before attaining age 67 and that does not occur within two years following a Change in Control, Executive’s Benefit Amount shall be paid each year for ten years, in equal monthly installments (i.e., $2,083.33) beginning on the first day of the month following Executive’s attainment of age 67. Notwithstanding the foregoing, if the Executive is a Specified Employee on the date of his Separation from Service, the payments described in the preceding sentence shall begin on the first day of the month immediately following the later of Executive’s attainment of age 67 or the six-month anniversary of the Executive’s Separation from Service. Installments that would have been paid during such six-month period had Executive not been a Specified Employee will be included in the first payment

2.02	Prohibition on Acceleration

Except as provided in Code section 409A or Treasury Regulations thereunder, no acceleration in the time or schedule of any payment or amount scheduled to be paid under this Article II is permitted.

2.03	Prohibition on Payment

(a) Notwithstanding any contrary provision in this Agreement, no amount shall be paid pursuant to this Agreement if the Corporation terminates the Executive’s employment for Cause as defined in the Employment Agreement between the Executive and the Corporation.

(b) Notwithstanding any contrary provision in this Agreement and during the period which the Corporation is a TARP recipient, no amount shall be paid pursuant to this Agreement if the Executive incurs a Separation from Service for any reason other than death or Disability on or before the first anniversary of the Effective Date of this Agreement. This Agreement shall be interpreted in accordance guidance issued under EESA and AARA. Amendments to this Agreement shall comply with the provisions of EESA and AARA so long as such provisions apply to the Corporation. No amount shall be paid under this Agreement if such payment would be prohibited by EESA, AARA and regulations promulgated thereunder.

ARTICLE III

FUNDING

The Corporation has only a contractual obligation to pay the benefits described in Article II. All benefits are to be satisfied solely out of the general corporate assets of the Corporation and shall remain subject to the claims of its general creditors. No assets of the Corporation will be segregated or committed to the satisfaction of its obligations to the Executive or any Beneficiary under this Agreement. If the Corporation, in its sole discretion, elects to purchase life insurance on the life of the Executive in connection with this Agreement, the Executive must submit to a physical examination, if required by the insurer, and otherwise cooperate in the issuance of such policy or his rights under this Agreement will be forfeited.

The Corporation may, but is not required to, establish a grantor trust which may be used to hold assets of the Corporation which are maintained as reserves against the Corporation’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Corporation’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Corporation’s obligations hereunder, then such obligation of the Corporation shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64.

ARTICLE IV

MODIFICATION OF AGREEMENT

This Agreement may be modified only by a written instrument signed by both parties, and only in a manner that does not violate Code section 409A and the Treasury Regulations thereunder.

ARTICLE V

OTHER BENEFITS AND AGREEMENTS

The benefits provided for Executive and his Beneficiary under this Agreement are in addition to any other benefits available to such Executive under any other Agreement or program of the Corporation for its employees. Except as may otherwise be expressly provided for, this Agreement shall supplement and shall not supersede, modify, or amend any other Agreement or program of the Corporation in which the Executive is participating.

ARTICLE VI

RESTRICTIONS ON TRANSFER OF BENEFITS

No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If the Executive or any Beneficiary under this Agreement should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the Board, shall cease and terminate, and, in such event, the Board may hold or apply the same or any part thereof for the benefit of such Executive or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the Board may deem proper.

ARTICLE VII

CLAIMS PROCEDURE

All claims for benefits shall be presented to the Board in writing in a form satisfactory to the Board. If the Board wholly or partially denies the Executive’s or a Beneficiary’s claim for benefits, the Board shall review the claim in accordance with applicable procedures described in ERISA.

ARTICLE VIII

MISCELLANEOUS

8.01	No Guarantee of Employment

This Agreement does not in any way limit the right of the Corporation at any time and for any reason to terminate the Executive’s employment which termination may affect or preclude the Executive’s entitlement to payments of the Benefit Amount. In no event shall this Agreement, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Corporation and the Executive.

8.02	Binding Nature

This Agreement shall be binding upon the Corporation and its successors and assigns, subject to the provisions of Article IV, and upon the Executive, his Beneficiary, and either of their assigns, heirs, executors, and Boards.

8.03	Governing Law

To the extent not preempted by federal law, this Agreement shall be governed and construed under the laws of the Commonwealth of Virginia (including its choice of law rules, except to the extent those rules would require the application of the law of a state other than Virginia) as in effect at the time of their adoption and execution, respectively.

8.04	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral negotiations and understandings.

8.05	Severability

If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed on the dates set forth below.

HERITAGE BANKSHARES, INC.

By:	/s/ Peter M. Meredith, Jr.,
Chairman of the Board
Date: September 23, 2009

MICHAEL S. IVES

/s/ Michael S. Ives
Date: September 23, 2009